UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 26, 2009

MEDICINOVA, INC.

(Exact name of Registrant as Specified in Its Charter)

DELAWARE	001-33185	33-0927979
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4350 LA JOLLA VILLAGE DRIVE, SUITE 950, SAN DIEGO, CA	92122
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 373-1500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On March 26, 2009, MediciNova, Inc., a Delaware corporation (“MediciNova”), and Hospira Worldwide, Inc., a Delaware corporation (“Hospira” and, together with MediciNova, the “Parties”), entered into a Development and Supply Agreement (the “Agreement”). Under the Agreement, Hospira will provide MediciNova pre-commercialization manufacturing activities and manufacture commercial supplies of the finished drug product for MN-221, a highly selective ß2-andrenergic receptor agonist (“MN-221”), utilizing Hospira’s ADD-Vantage® drug delivery system (the “Products”). The Products currently have not obtained regulatory approval from the U.S. Food and Drug Administration (the “FDA”) or any other foreign regulatory authority.

Under the Agreement, MediciNova will pay Hospira development fees upon the completion of specified development activities. Such fees may be amended if the Parties change the intended scope of or procedure for developing the Products. Upon the finalization of the specifications of the Products, and provided that MediciNova obtains the necessary approvals from applicable regulatory authorities, MediciNova will pay specified prices for any ordered Products, subject to price adjustments in accordance with the terms of the Agreement.

Under the Agreement, MediciNova will buy the Products exclusively from Hospira based on forecasts, and Hospira will manufacture, sell and deliver MediciNova’s worldwide requirements of the Products, provided the Parties will have no such obligations for any country within the territory until MediciNova has obtained all necessary regulatory approvals to sell the Products in such country. Hospira may not manufacture the Products for any party other than MediciNova.

Unless otherwise terminated, the Agreement will last until the tenth anniversary from the first day of the month after the month of MediciNova’s first bona fide commercial sale of Products and will automatically renew for additional two-year periods thereafter, unless either Party provides at least twelve months’ written notice of termination to the other Party. Notwithstanding the foregoing, the Parties may terminate the Agreement by mutual agreement if the Parties determine in good faith that the development of the Products for commercial sale is not technically feasible despite each Party’s commercially reasonable efforts. Either Party can terminate the Agreement (1) if the Products have not received regulatory approval for commercial sale by a certain date; (2) upon the bankruptcy or insolvency of the other Party; and (3) if the other Party has not cured any material breach of any warranty or material provision of the Agreement within 60 days of receiving written notice of such breach. In addition, MediciNova has the right to terminate the Agreement if it decides to cease development or commercialization of the Products, and Hospira may terminate the Agreement if MediciNova waives certain manufacturing and delivery obligations of Hospira on an ongoing basis. If the Agreement is terminated, MediciNova will be required to purchase from Hospira undelivered Products manufactured pursuant to firm purchase orders in certain cases and reimburse Hospira for the cost of either returning to MediciNova all MediciNova-owned equipment or otherwise disposing of such equipment.

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The foregoing is a summary description of certain terms of the Agreement and, by its nature, is incomplete. It is qualified in its entirety by the text of the Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by this reference. All readers are encouraged to read the entire text of the Agreement. Certain terms of the Agreement have been omitted from this Current Report on Form 8-K and the version of the Agreement attached as Exhibit 10.1 hereto pursuant to a Confidential Treatment Request that MediciNova filed with the Securities and Exchange Commission (the “SEC”) at the time of filing this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

10.1†	Development and Supply Agreement dated March 26, 2009, by and between MediciNova, Inc. and Hospira Worldwide, Inc.

†	Portions of this Exhibit have been omitted pursuant to a Confidential Treatment Request submitted to the SEC on the date hereof. Omitted information has been filed separately with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, MediciNova has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICINOVA, INC.

Date: March 30, 2009	By:	/s/ Shintaro Asako
	Name:	Shintaro Asako
	Title:	Chief Financial Officer

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